Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2006, accompanying the consolidated financial statements and schedule included in the Annual Report of WorldSpace, Inc., on Form 10-K for the year ended December 31, 2005 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

McLean, Virginia

August 18, 2006